EXHIBIT 10.49

                    SEPARATION AND GENERAL RELEASE AGREEMENT


        This Separation and General Release Agreement (the "AGREEMENT"), dated as of July 30, 2001 (the "EFFECTIVE DATE"), is entered into by and between SINA.com (the "COMPANY") and Wang Zhidong (the "CONSULTANT").

        In consideration of the general release of claims and promises set forth below and other obligations under this Agreement, the Parties agree as follows:

        1. SEPARATION EFFECTIVENESS. The Company and the Consultant acknowledge and agree that the Consultant's employment relationship with the Company terminated on June 1, 2001 (the "SEPARATION DATE").

        2. POSITION. The Company and the Consultant also acknowledge and agree that commencing on June 1, 2001, the Consultant will no longer serve as the Company's Chief Executive Officer, President and Director and will resign or be terminated from all positions held in the Company's subsidiaries including but not limited to Beijing Stone Rich Sigh Information Technology Co., Ltd., Rich Sight Investment Limited, SINA.com (Hong Kong) Limited and SINA.com Online (collectively referred to as "SINA SUBSIDIARIES"), as well as all positions held in the Company's affiliated companies including Beijing SINA Interactive Advertising Co., Ltd. ("AD COMPANY") and Beijing SINA Internet Information Services Co., Ltd. ("ICP COMPANY") (all positions mentioned above collectively referred to as the "POSITIONS").

        3. TITLE AND RELATIONSHIP. Commencing on the Effective Date, the Company grants the Consultant the title of "HONORARY CHIEF SINA" and the Consultant will serve as a consultant to the Company. The Consultant will provide strategic direction and suggestion to the Company, as reasonably requested by the Company from time to time during the period of the consultant relationship beginning from the Effective Date to July 29, 2002.

        4. CONSULTING FEES. As consideration for the services to be provided by the Consultant and other obligations set forth herein, the Company shall pay to the Consultant a monthly amount of $22,916.66 ($275,000 on an annualized basis) during the period of the consultant relationship beginning from the Effective Date to July 29, 2002 in accordance with the Company's normal payment practices for consultants. The Company will wire the monthly amount less any applicable tax withholding to the account designated by the Consultant by the end of each month beginning from August 2001 to July 2002. In addition, the Consultant and the Company agree that the Company will forgive the loan under the Promissory
Note in accordance with the schedule set forth in Section 8(c) of this Agreement as consideration for the services to be provided by the Consultant.

        5. DOCUMENTS. The Consultant shall deliver to the Company duly executed termination letters for all Positions held by the Consultant and all other necessary documents to effect such terminations and change of the registrations of the Company, SINA Subsidiaries, Ad Company and ICP Company (collectively referred to as the "SINA ENTITIES"), such documents as reasonably requested by the Company from time to time but no later than the end of July 29, 2002.

        6. INDEPENDENT CONTRACTOR. As of the Separation Date, the Consultant's relationship with the Company will be that of an independent contractor and not that of an employee.

        (a) NO AUTHORITY TO BIND COMPANY. As of the Separation Date, neither the Consultant, nor any partner, agent or employee of the Consultant, has authority to enter into contracts that bind the SINA Entities or create obligations on the part of the SINA Entities, nor shall the Consultant use the title "Honorary Chief SINA" to enter into any contract or business transaction without the prior written authorization of the Company. Furthermore, the Consultant agrees not to act as a representative, make any statement, or take any action on behalf of the SINA Entities without the prior written consent of the Company.

        (b) WITHHOLDING; INDEMNIFICATION. As of the Separation Date, the Consultant shall have full responsibility for applicable taxes for all compensation paid to the Consultant, its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to the Consultant's self-employment, sole proprietorship or other form of business organization, and the Consultant's partners, agents and employees. The Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to the Consultant or the Consultant's partners, agents or its employees.

        (c) ASSISTANCE OF THE COMPANY. The Company and SINA Subsidiaries hereby agree that they shall, upon the Consultant's reasonable request from time to time, but no later than the end of July 29, 2002, to sign necessary documents and assist the Consultant to transfer his labor and employment relationship with SINA Subsidiaries in Hong Kong to entities designated by the Consultant.

        7. EFFECT ON STOCK OPTIONS.

        (a) VESTED SHARES -- AUGUST OPTION. Pursuant to the terms of the stock option granted to the Consultant on August 31, 1999 (the "AUGUST OPTION"), the Consultant was granted an option to purchase 429,238 shares of the Company's Ordinary Shares (the "AUGUST SHARES") under the Company's 1999 Stock Plan, and the Consultant, pursuant to the Early Exercise Notice and Restricted Shares Purchase Agreement dated September 27, 1999, elected to purchase the total August Shares which have not yet vested under the vesting schedule at the time of the purchase. The Consultant and the Company acknowledge and agree that there were 187,791 shares of the August Shares already vested as of the Separation Date and the vesting of the August Option shall accelerate such that 134,137 unvested shares of the August Shares shall become immediately vested as of the Effective Date. Accordingly, the Consultant shall be entitled to 321,928 shares of the August Shares.

        (b) REPURCHASE OF UNVESTED SHARES -- AUGUST OPTION. As of the Effective Date, there are 107,310 shares of August Shares which have not yet vested and the vesting have not been accelerated. The Consultant and the Company acknowledge and agree that the Company hereby repurchases these 107,310 shares from the Consultant as of the Effective Date.

        (c) OTHER OPTIONS. The Consultant and the Company acknowledge and agree that any other unexercised options held by the Consultant as of the Separation Date will automatically expire and be cancelled in accordance with the terms of the respective options, and the Consultant is not entitled to any additional option or share vesting during the period of the consultant relationship.

        8. EFFECT ON PROMISSORY NOTE AND OTHER LOANS.

        (a) PROMISSORY NOTE. On September 27, 1999, the Consultant has delivered the Company two promissory notes in a total principal amount of $429,238.50 (the "PROMISSORY NOTES") as the payment of the exercise prices for the August Shares. As of the Effective Date, total amount due under the Promissory Notes is $477,488.94 including the principal of $429,238.50 and the accrued interest of $48,250.44.

        (b) CANCELLATION OF $107,310 UNDER THE PROMISSORY NOTES. The Consultant and the Company acknowledge and agree that the amount of $107,310 under the Promissory Notes shall be cancelled on the Effective Date as the purchase price paid by the Company to the Consultant to repurchase the 107,310 share as set forth in the
                Section 7(b) of the Agreement. After the cancellation, the total outstanding due under the Promissory Notes as of the Effective Date is $370,178.94.

        (c) FORGIVENESS OF THE LOAN UNDER THE PROMISSORY NOTES. As consideration for the services to be provided by the Consultant and other obligations set forth herein, the Consultant and the Company acknowledge and agree that the interest of the Promissory Notes shall stop accruing immediately as of the Effective Date and the outstanding amount of $370,178.94 will be forgiven by the Company in 12 monthly installment at the end of each month beginning from August 2001 to July 2002.

        (d) FORGIVENESS OF THE LOAN BORROWED FROM BSRS. The Consultant has borrowed RMB 50,000 from Beijing Stone Rich Sigh Information Technology Co., Ltd. and such loan shall be assumed and forgiven by the Company as of the Effective Date.

        9. INTEREST IN SINA SUBSIDIARIES, AD COMPANY AND ICP COMPANY. The Consultant acknowledges and agrees that he is not the beneficial owner and shall not own any equity interest in SINA Subsidiaries, Ad Company, or ICP Company as of the Effective Date. If there are any shares of SINA Subsidiaries, Ad Company, or ICP Company standing in the Consultant's name in the books of such company, the Consultant agrees and undertakes to transfer his interest in such company to Yan Wang and/or any other persons as designated by the Company. The Consultant shall deliver to the Company duly executed documents to effect such transfer and the change of the registrations, such documents as reasonably requested by the Company from time to time. The Consultant hereby warrants that he didn't and will not pledge, sell, contract to sell, grant any option, or otherwise transfer or dispose of any shares of SINA Subsidiaries, Ad Company or ICP Company standing in the Consultant's name in the books of such company as of the Separation Date, except to the parties as designated by the Company.

        10. BENEFITS. Except as required by applicable law, the Consultant shall not be entitled to participate in any benefit plans or programs provided to consultants of the Company and other SINA Entities following the Separation Date.

        11. NO OTHER PAYMENTS DUE. The Consultant and the Company agree that all salary, accrued vacation and other sums due from the SINA Entities to the Consultant are considered fully paid if the benefits in favor of the Consultant provided under this Agreement are fully delivered. By executing this Agreement, the Consultant hereby acknowledges that, in light of the payment by the Company and other SINA Entities of all wages due to the Consultant, California Labor Code Section 206.5 is not applicable to the Parties hereto. That section provided in pertinent part as follows:

                NO EMPLOYER SHALL REQUIRE THE EXECUTION OF ANY RELEASE OF ANY CLAIM OR RIGHT ON ACCOUNT OF WAGES DUE, OR TO BECOME DUE, OR MADE AS AN ADVANCE ON WAGES TO BE EARNED, UNLESS PAYMENT OF SUCH WAGES HAS BEEN MADE.

        12. CERTAIN BUSINESS COMBINATIONS. In the event it is determined by the Board of Directors of the Company, upon consultation with Company management and the Company's independent auditors, that the enforcement of any Section of this Agreement, including, but not limited to, Section 7 hereof, would preclude accounting for any proposed business combination of the Company involving a Corporate Transaction as a pooling of interests, and the Board of Directors of the Company otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then any such Section of this Agreement shall be null and void. However, under such circumstance, the Company is obligated to make appropriate arrangement to ensure that all benefits intended to be provided to the Consultant under this Agreement shall be otherwise fully paid as scheduled.

        13. RELEASE OF CLAIMS. The Consultant and the Company including all other SINA Entities, on behalf of themselves, and their respective officers, directors, consultants, investors, stockholders, administrators, predecessor and successor corporations and assigns, hereby fully and forever release each other and their respective officers, directors, consultants, investors, stockholders, administrators, predecessor and successor corporations and assigns from claims, demands, obligations, and causes of action of any nature whatsoever, whether in tort (including, without limitation, acts of active negligence), contract or any other theory of recovery in law, or equity, whether or not wrongful, whether for compensatory or punitive damages, equitable relief or otherwise, and whether now known or unknown, suspected or unsuspected, by reason of any matter or thing arising from any cause relating to or arising from the Consultant's employment or directorship relationship with any SINA Entitles or the termination of any of such relationship or the Positions prior to the date of execution and delivery of this Agreement.

        The Company and the Consultant agree that the release set forth in this
Section 13 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to the obligations of the Consultant and Company under this Agreement.

        14. CIVIL CODE SECTION 1542. The Parties represent that they are not aware of any claim(s) exist or suspect to exist up until and including the Effective Date of this Agreement by either of them other than the claims that are released by this Agreement. The Consultant and the Company acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

                        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
                CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        The Consultant and the Company, being aware of such code section, agree to waive any rights they may have thereunder, as well as under any other stature or common law principles of similar effect.

        15. CONFIDENTIALITY. Except as required to file with the US Securities Exchange Commission in the Company's quarterly and annual report or required by other appropriate government authorities, the Parties each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement (excluding Section 3 of this Agreement), and the consideration for this Agreement (hereinafter collectively referred to as "SEPARATION INFORMATION"). Unless otherwise provided herein, each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Separation Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Separation Information. The Parties agree to take every precaution to disclose Separation Information only to those consultants, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Separation Information.

        16. NONDISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION. The Consultant shall continue to maintain the confidentiality of all confidential and proprietary information of the SINA Entities in accordance with the employment agreement dated September 10, 1997 between the Consultant and Beijing Stone Rich Sigh Information Technology Co., Ltd. attached hereto as Exhibit A, and the Deed dated September 12, 1997 between the Consultant and the Company attached hereto as Exhibit B. The Consultant agrees that at all times hereafter, the Consultant shall not intentionally divulge, furnish or make available to any party any of the trade secrets, patent applications, price decisions or determinations, inventions, customers, proprietary information or other intellectual property rights of the Company, until after such time as such information has become publicly known otherwise than by act or collusion of the Consultant.

        17. NON-COMPETITION AND NON-SOLICITATION COVENANT. In consideration for the receipt of the benefits provided pursuant to this Agreement, the Consultant hereby agrees that he shall not do any of the following without the prior written consent of the Company's Board of Directors for a period of twelve (12) months following the Effective Date:

                (a) SOLICIT BUSINESS. Solicit or influence or attempt to influence any client, customer, or other person, to direct his or its purchase of the SINA Entities' products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the SINA Entities or solicit any licensor to the SINA Entities or licensee of the SINA Entities' products, in each case, that are known to the Consultant, with respect to any business, products or services that are competitive to the products or services offered by the SINA Entities or under development as of the Effective Date.

                (b) SOLICIT PERSONNEL. Solicit, induce, encourage or influence or attempt to solicit, induce, encourage or influence, any person employed or retained by the SINA Entitles ("SINA Staff") to terminate or otherwise cease his or her employment, consulting or service relationship with the SINA Entitles or become an consultant, consultant or service provider of any competitor of the SINA Entitles, whether for the Consultant or for any other person or entity. The Consultant agrees to inform the Company immediately after consultant decides to hire any SINA Staff who voluntarily leaves SINA.

                (c) NON-COMPETITION. Engage, own beneficial interest, or be employed in any business that is in direct competition with the SINA Entities' business that is known to the Consultant as of the Effective Date.

        18. NON-DISPARAGEMENT. Each Party agrees to refrain from any disparagement, criticism, defamation, slander of the other, or tortious interference with the contracts and relationships of the other. In response to any requests for references, the Company shall respond in a writing containing only the dates of the Consultant's employment, and, upon written request by the Consultant, confirmation of the Consultant's salary as of the Separation Date.

        19. NO REPRESENTATIONS. Each Party represents that it has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party which are not specifically set forth in this Agreement.

        20. COSTS. The Parties shall each bear their own costs, attorneys' fees and other fees incurred in connection with this Agreement.

        21. SEVERABILITY. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision. However, under such circumstance, the Company is obligated to make appropriate arrangement to ensure that all benefits intended to be provided to the Consultant under this Agreement shall be otherwise fully paid as scheduled. The Consultant expressly agrees that the character, duration and scope of the provisions set forth in Section 17 of this Agreement are reasonable in light of the circumstances as they exist on the date hereof. If any court of competent jurisdiction determines that any covenant or provision contained in this Agreement, including Section 17, or any part thereof, is invalid or unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

        22. ENTIRE AGREEMENT. Except for obligations which continue after termination of the Consultant's employment relationship with the Company pursuant to the Exhibit A and Exhibit B of this Agreement, this Agreement represents the entire agreement and understanding between the Company and the Consultant concerning the termination of the Consultant's employment relationship and directorship with the Company and other SINA Entities, and supersedes and replaces any and all prior agreements and understandings concerning the Consultant's relationship with the Company and the Consultant's compensation by the Company.

        23. NO ORAL MODIFICATION. This Agreement may only be amended in a writing signed by the Consultant and an officer of the Company.

        24. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, without reference to its conflicts of law provisions.

        25. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        26. ARBITRATION. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in the county of San Mateo, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on enforcing the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 26 shall not apply to the Section 16 of this Agreement. The Parties hereby waive any rights they may have to trial by jury in regard to arbitrable claims.

        27. BREACH OF THE AGREEMENT. The Consultant and the Company acknowledge that upon breach of this Agreement, the non-breaching Party would sustain irreparable harm from such breach, and, therefore, the breaching Party agrees that in addition to any other remedies which the non-breaching Party may have under this Agreement or otherwise, the non-breaching Party shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining the breaching Party from committing or continuing any such violation of the Agreement. The Consultant acknowledges and agrees that upon the Consultant's material breach of the Agreement, in addition to any other remedies the Company may have under this Agreement or otherwise, the Company's obligations to provide benefits including the title "Honorary Chief SINA" to the Consultant as described in this Agreement shall immediately terminate. The Company acknowledges and agrees that upon the Company's delay in making payments to the Consultant provided under this Agreement, in addition to any other remedies the Company may have under this Agreement or otherwise, the Company shall be liable to pay a penalty of 2% interests of the amount outstanding for each month's delay until the full amount is paid.

        28. AUTHORITY. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and SINA Subsidiaries and to bind the Company and SINA Subsidiaries and all who may claim through them to the terms and conditions of this Agreement. The Consultant represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

        29. SUCCESSOR AND ASSIGNS. This Agreement and all rights hereunder are personal to the Consultant and may not be transferred or assigned by the Consultant at any time. The Company may assign its rights to any other successor entity, provided that any such assignee assumes the Company's obligations hereunder.

        30. VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. THE PARTIES ACKNOWLEDGE THAT:


        (a)     THEY HAVE READ THIS AGREEMENT;

        (b) THEY HAVE BEEN REPRESENTED IN THE PREPARATION, NEGOTIATION AND EXECUTION OF THIS AGREEMENT BY LEGAL COUNSEL OF THEIR OWN CHOICE OR THAT THEY HAVE VOLUNTARILY DECLINED TO SEEK SUCH COUNSEL;

        (c) THEY UNDERSTAND THE TERMS AND CONSEQUENCES OF THIS AGREEMENT AND OF THE RELEASES IT CONTAINS; AND

        (d) THEY ARE FULLY AWARE OF THE LEGAL AND BINDING EFFECT OF THIS AGREEMENT.

        The Parties have executed this Agreement on the respective dates set forth below.

SINA.COM                                           ZHIDONG WANG

/S/ DANIEL CHIANG                                  /S/ ZHIDONG WANG
-----------------                                  ----------------
(Signature)                                        (Signature)

Daniel Chiang                                      Date: August 13, 2001
-------------
(Printed Name)

Chairman
--------
(Title)

Date: August 14, 2001

                                    EXHIBIT A

                  Employment Agreement Dated September 10, 1997

                                    EXHIBIT B

          Deed Dated September 12, 1997 Deed Dated September 12, 1997



                                      -11-